Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G with respect to the Common Stock, par value $0.01 per share, of Clean Diesel Technologies, Inc., dated as of October 22, 2010, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Dated: October 22, 2010	Cycad Group, LLC

	By:	/s/ K. Leonard Judson
	Its:	President

K. Leonard Judson

	By:	/s/ K. Leonard Judson

Paul F. Glenn

	By:	/s/ K. Leonard Judson, Attorney-in-Fact*

*Signed pursuant to at Power of Attorney filed as Exhibit 2 to the Schedule 13G of which this Exhibit is a part.